Exhibit 5.1

4014245.v2

August 7, 2025

Bridgewater Bancshares, Inc. 4450 Excelsior Boulevard, Suite 100 St. Louis Park, Minnesota
Re:	Registration Statement on Form S-4 of Bridgewater Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Bridgewater Bancshares, Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering by the Company of up to $80,000,000 principal amount of the Company’s 7.625% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 7.625% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture, dated as of June 24, 2025 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Third Amended and Restated Articles of Incorporation of the Company; (b) the Second Amended and Restated Bylaws of the Company; (c) a Certificate of Good Standing of the Company issued by the Minnesota Secretary of State, dated as of August 5, 2025; (d) the Registration Statement; (e) the Indenture; (f) the Old Notes, in global and definitive forms; (g) the form of New Notes in global form; and (h) the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture, and the issuance of the New Notes by the Company in exchange for the Old Notes. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, and assuming that the Registration Statement shall have been declared effective by the Commission, it is our opinion as of the date hereof that when the New Notes are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance

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Bridgewater Bancshares, Inc.

August 7, 2025

with the provisions of the Indenture and issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement, the New Notes will constitute binding obligations of the Company.

Our opinion set forth above is subject to the following exceptions: (a) the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (b) the effect of general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought; and we express no opinion as to waivers of broadly or vaguely stated rights.

With respect to the foregoing opinions, we express no opinion concerning any law other than the laws of the State of New York (excluding the securities laws of the State of New York) and the Minnesota Business Corporation Act. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder (other than federal securities laws).

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date that the Registration Statement is initially declared effective or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

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